THIS LICENSING AGREEMENT IS ENTERED INTO AS OF THE 1ST DAY OF SEPTEMBER, 2007

BY AND BETWEEN: **3Q1 Technologies Limited**, a corporation duly constituted and organized under the laws of the People's Republic of China,

(the "Licensor")

AND: **Dynasty Gaming Inc.**, a corporation duly constituted and organized under the laws of ________ __________________________,

(the "Licensee")

WHEREAS the Licensor has developed and owns all rights and title to software for all its online mahjong games, and is in the process of further developing software for other ;

WHEREAS Licensee desires to obtain an exclusive (specifically for operation of the Game with Shanda, Sohu, Junnet, Sun Media, Sina and The 9) License from Licensor allowing Licensee to use, exploit and commercialize (including, without limitation, to market, promote, sell, lease and sublicense the rights hereunder granted) the software for the Game (as hereinafter defined) within the Territory (as hereinafter defined), as well as a non-exclusive license in respect of any other games developed by Licensor, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, LICENSOR AND LICENSEE HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Unless the contrary is clearly indicated, the following words and/or phrases, shall have the following meaning:

1.1.1 "Agreement" shall mean this written document together with all written appendices, annexures, exhibits or amendments attached to it from time to time by written agreement between the Parties;

1.1.2 "Commencement Date" shall mean the 1st day of September, 2007;

1.1.3 "Confidential Information" shall mean knowledge from, material, data, systems and other information concerning the operation, business, financial affairs, products, customers and Intellectual Property Rights or other aspects of the other Party that either Party may, during the performance of its services under this

Agreement, have access to and acquire and that may not be accessible and known to the general public solely for the purpose of this Agreement.

1.1.4 "Currency" and/or "Dollars" shall mean United States Dollars;

1.1.5 "Effective Date" shall mean September 1, 2007;

1.1.6 "Game" shall mean any and all versions of the Licensor's online mahjong game, including its present mass market edition, its entry level and professional level mahjong games under development, including any upgrade versions thereof that Licensor has or may develop, and may make available from time to time;

1.1.7 "Game Software Agreement" shall mean a license or other right sold by Licensee to use the Software including the right to sell, market, promote and distribute the Game;

1.1.8 "Gross Revenues" shall mean all revenues actually received by Licensee from or in connection with the sale and marketing by Licensee of a Game Software Agreement (including, without limitation, license fees, royalties, payments for prepaid cards), net of taxes withheld and payments by Licensee to third parties such as marketing partners, payment channels or Operators;

1.1.9 "Intellectual Property Rights" means any and all proprietary rights provided under, (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semi-conductor chip or integrated current topography law, or (vi) any other statutory provision or common law principle applicable to this Agreement, including laws protecting trade secrets and confidential business information, which may provide a right in either ideas, works, formulae, algorithms, concepts, data, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, data, inventions or know-how; and any and all applications, registrations, licenses, sublicenses, franchises, agreements, or any other evidence of a right in any of the foregoing;

1.1.10 "License" shall have the meaning ascribed thereto in section 3.1 of this Agreement;

1.1.11 "Operator" shall mean a third party with whom Licensee has entered into a Game Software Agreement;

1.1.12 "Other Games" shall mean games, other than the Game, including the software applicable thereto developed by Licensor;

1.1.13 "Parties" shall mean Licensor and Licensee and "Party" shall mean any one of them;

1.1.14 "Royalty" shall have the meaning ascribed thereto in section 4.1 of this Agreement;

1.1.15 "Software" shall mean the object code versions of the computer software for the Game (and, where applicable any Other Games) and the user interface related thereto, including the system software and proprietary data base, components of the Game (and/or Other Games) located on servers connected to the internet,

along with any additions, modifications, alterations, enhancements and upgrades thereto;

1.1.16 "Territory" shall mean the geographical territory of the People's Republic of China ("PRC"), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan;

1.1.17 "Term" shall have the meaning ascribed thereto in section 2.1 of this Agreement.

1.2 For the purposes of this Agreement, an "Affiliate" of a Party hereto shall mean the parent corporation of the Party, a wholly-owned subsidiary of the Party or a wholly-owned subsidiary of the Party's parent corporation.

1.3 Any reference to the singular includes the plural and vice versa.

1.4 Any reference to natural persons includes legal persons and vice versa.

1.5 Any reference to a gender includes other genders.

1.6 The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

2. DURATION

2.1 The Agreement shall commence as of the Effective Date and shall continue in force for a period of five (5) years ("Term") unless terminated earlier in accordance with the terms of this Agreement. Thereafter it may be renewed upon such terms as the Parties shall mutually agree.

3. GRANT OF LICENSE

3.1 Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee an exclusive (specifically for operation of the Game with Shanda, Sohu, Junnet, Sun Media, Sina and The 9) license to use, exploit and commercialize in the Territory the Software for the Game and related Intellectual Property Rights, including the right to market, promote, sell, lease, sublicense and otherwise distribute and transmit the Software to third party Operators in the Territory (the "License").

3.2 Licensor further agrees to grant to Licensee a non-exclusive License to use, exploit and commercialize in the Territory, software it develops in respect of Other Games.

3.3 Licensor shall advise Licensee of its development and obtention of patents, trademarks, trade names, technology and designs in relation to the licensed Software and the License granted hereunder shall extend to all such items. Licensor undertakes to execute such agreements as may be necessary (including registered user agreements) to evidence the inclusion of such items in the License granted hereunder.

3.4 Licensee acknowledges that Licensor's Software, trademarks, patents and logo(s) and all its Intellectual Property Rights are the sole and exclusive property of Licensor, its related companies, successors and assigns.

3.5 Licensor acknowledges that the Operators and all relationships with Operators are and shall at all times be proprietary to Licensee.

4. CONSIDERATION FOR LICENSE

4.1 As consideration for the License granted hereunder, Licensee shall pay to Licensor a royalty equal to the of the Gross Revenues (the "Royalty").

4.2 The Royalty payable in accordance with section 4.1 hereinabove is subject to any deductions that Licensee may have to make and remit to tax authorities because of any rules relating to taxation of Licensor's income in Licensee's jurisdiction.

4.3 The Royalty shall be due and payable monthly within 30 days following Licensee's receipt of Gross Revenues in respect of the previous month. Payment of the Royalty shall be accompanied by Licensee's statement of Gross Revenues for such month. To the extent any tax withholdings are required, Licensee shall remit such tax to the appropriate tax authorities and shall provide Licensor with written confirmation of such remittances.

5. RIGHTS AND OBLIGATIONS OF LICENSOR

5.1 Licensor shall have the obligation to:

5.1.1 Deliver the Game to Licensee on the Effective Date;

5.1.2 Cause the Software to be implemented and integrated satisfactorily with each Operator's system within 90 days of receiving written notice from Licensee of its execution of a Game Software Agreement with the particular Operator including technical installation and support services, training services and documents, and startup consulting services as required;

5.1.3 Provide continued support and service to Licensee and any Operator on a timely and material basis with respect to all technical and software issues;

5.1.4 Ensure that at all times the Software is fully operational and free from faults and bugs;

5.1.5 Promptly resolve and correct any faults or bugs.

5.2 For greater certainty, Licensor shall be responsible for all existing operating costs associated with the foregoing obligations.save for any additional direct costs attributable to the Licencee's customer base exceeding the current capacity for concurrent players stipulated in Appendix 1, including hardware, bandwidth costs and marketing costs. This shall be deducted from the US working capital to be deposited by the Licencee in an escrow account, as detailed under a separate Sale & Purchase Agreement.

5.3 Licensor shall have the right, from time to time, at any time during normal business hours, to examine the financial statements and the books and records of the Licensee for the purpose of inspecting and verifying the Gross Revenues. Licensor shall have the right, at its own expense, to have the financial statements and books and records of Licensee audited.

6. LICENSOR REPRESENTATIONS AND WARRANTIES

Licensor hereby represents and warrants that:

6.1 It owns all right, title and interest in and to the Software and the Game and all Intellectual Property related thereto;

6.2 It has the necessary capacity and authority to enter into this Agreement and sufficient rights and authority to grant to Licensee the licenses contemplated by this Agreement;

6.3 The Software and the Game are reasonably free of defects and shall perform as intended and as represented to Licensee.

7. RIGHTS AND OBLIGATIONS OF LICENSEE

Licensee shall:

7.1 Promote the Game and, without limiting the generality of the foregoing, enter into licensing and other agreements with Operators;

7.2 Not bring Licensor into disrepute by marketing or selling the Game in any fashion deemed to be illegal or undesirable;

7.3 Inform Licensor as soon as possible of any legal difficulties that are encountered in respect of the promotion of the Game;

7.4 Pay the Royalty as provided in section 4 of this Agreement;

7.5 Keep full and proper books of account and records showing clearly all transactions relating to Licensee's obligations under this Agreement.

8. VALIDITY

8.1 If any provision of this Agreement is found or held to be invalid or unenforceable, the validity and enforceability of all the other provisions of this Agreement will not be affected thereby.

9. CONFIDENTIALITY

9.1 Each Party shall hold in confidence all Confidential Information received from the other Party and not divulge the Confidential Information to any person, including any of its personnel, save for parties directly involved with the execution of this Agreement.

9.2 Each Party shall prevent disclosure of the Confidential Information of the other Party, except as may be required by law, in which case it shall give at least ten (10) days prior written notice to the other Party of the required disclosure.

9.3 Each Party shall ensure that its employees and consultants and other parties having access to Confidential Information are bound by individual non-disclosure agreements.

10. TERMINATION OF AGREEMENT

10.1 Licensor may, in its sole discretion, immediately terminate this Agreement upon written notice to Licensee in the event that Licensee breaches any of its material obligations under this Agreement, including the obligation to pay the Royalty when due, and fails to cure such material breach within thirty (30) days of receipt of written notice from Licensor specifying the nature of such material breach.

10.2 Licensee may, in it sole discretion, immediately terminate this Agreement upon written notice to Licensor in the event of the occurrence of any of the following events: (a) Licensor ceases to provide technical support required for the distribution and operation of the Game in the Territory, (b) Licensor fails to deliver or integrate the Game within the timeframe specified in this Agreement, or (c) Licensor breaches any of its other material obligations under this Agreement and fails to cure such other material breach within thirty (30) days of receipt of written notice from Licensee specifying the nature of such material breach.

10.3 Either Party may terminate this Agreement immediately and without notice if:

10.3.1 the other enters into a composition with its creditors;

10.3.2 an order is made for the winding up of the other;

10.3.3 an effective resolution is passed for the winding up of the other (other than for the purposes of amalgamation or reconstruction on terms approved by the first Party (such approval not to be unreasonably withheld)); or

10.3.4 the other has a receiver, manager, administrative receiver, administrator or bankruptcy trustee appointed in respect of it.

10.4 Effect of Termination. The termination of the Agreement, for whatever reason, shall not affect the rights of either of the Parties:

10.4.1 that may have accrued before the termination of the Agreement; or

10.4.2 which specifically or by their nature survive the termination of the Agreement.

10.5 Upon termination of this Agreement, all rights and licenses granted to Licensee under this Agreement shall revert to Licensor and all rights, title and interest in and in relation to the Operators shall remain exclusively with Licensee.

10.6 On termination, each Party will return to the other Party, all copies of that other Party's Confidential Information in its possession and shall not retain the Confidential Information in any form whatsoever, except where required by law or order of any tribunal of competent jurisdiction.

11. DOMICILIUM

11.1 The Parties elect the following addresses as their respective *domicilium citandi et executandi*:

Licensor:	2/F, Unit 2013, United Centre, 95 Queensway, Admiralty, Hong Kong
Licensee:	759 Victoria Square, Suite 300, Montreal, Quebec, Canada H2Y 2J7

11.2 Either of the Parties may change its *domicilium citandi et executandi* to another address within the same country, by way of a notice to the other Party to this Agreement, provided that such a notice is received by the addressee, at least seven (7) calendar days prior to such a change taking effect.

12. NOTICES

12.1 The Parties elect the following addresses at which all notices and other communications must be delivered for the purposes of this Agreement:

12.1.1 Licensor: Attention: President

12.1.2 Licensee: Attention: President

12.2 Any notice or communication required or permitted to be given in terms of this Agreement shall only be valid and effective if it is in writing.

12.3 Any notice addressed to either of the Parties and contained in a correctly addressed envelope and sent by registered post to it at its chosen address or delivered by hand at its chosen address to a responsible person on any day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays and public holidays, shall be deemed to have been received, unless the contrary is proved, if sent by registered post, on the fourteenth calendar day after posting and, in the case of hand delivery, on the day of delivery.

12.4 Any notice sent by telefax to either of the Parties at its telefax number shall be deemed, unless the contrary is proved, to have been received:

12.4.1 if it is transmitted on any day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays and public holidays, within two (2) hours of transmission;

12.4.2 if it is transmitted outside of these times, within two hours of the commencement of the next day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays and public holidays, after it has been transmitted.

13. FORCE MAJEURE

13.1 Neither of the Parties shall be liable for a failure to perform any of its obligations insofar as it proves:

13.1.1 that the failure was due to an impediment beyond its control;

13.1.2 that it could not reasonably be expected to have taken the impediment and its effects upon the party's ability to perform into account at the time of the conclusion of this Agreement; and

13.1.3 that it could not reasonably have avoided or overcome the impediment or at least its effects.

13.2 An impediment, as aforesaid, may result from events such as the following, this enumeration not being exhaustive:

13.2.1 war, whether declared or not, civil war, civil violence, riots and revolutions, acts of sabotage;

13.2.2 natural disasters such as violent storms, cyclones, earthquakes, tidal waves, floods, destruction by lightning;

13.2.3 explosions, fires, destruction of machines, factories and any kind of installations;

13.2.4 boycotts, strikes and lockouts of all kinds, go-slows, occupation of factories and premises and work stoppages;

13.2.5 acts of authority, whether lawful or unlawful, apart from acts from which the party seeking relief has assumed the risk by virtue of any other provisions of this Agreement.

13.3 For the purposes of this clause "impediment" does not include lack of authorisations, of licences, of permits or of approvals necessary for the performance of this Agreement and to be issued by the appropriate public authority.

13.4 Relief from liability for non-performance by reason of the provisions of this clause shall commence on the date upon which the party seeking relief gives Notice of the impediment relied upon and shall terminate upon the date upon which such impediment ceases to exist; provided that if such impediment continues for a period of more than sixty (60) days either of the Parties shall be entitled to terminate this Agreement.

14. ENTIRE AGREEMENT AND VARIATIONS

14.1 This Agreement including any schedules hereto constitutes the whole agreement between the Parties and supersedes all prior verbal or written agreements or understandings or representations by or between the Parties regarding the subject matter of this Agreement, and the Parties will not be entitled to rely, in any dispute regarding this Agreement, on any terms, conditions or representations not expressly contained in this Agreement.

14.2 No variation of or addition to this Agreement will be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

14.3 Neither Party to this Agreement has given any warranty or made any representation to the other Party, other than any warranty or representation that may be expressly set out in this Agreement.

15. RELAXATION

15.1 No indulgence, leniency or extension of a right, which either of the Parties may have in terms of this Agreement, and which either Party (the "grantor") may grant or show to the other Party, shall in any way prejudice the grantor, or preclude the grantor from exercising any of the rights that it has derived from this Agreement, or be construed as a waiver by the grantor of that right.

16. WAIVER

16.1 No waiver on the part of either Party to this Agreement of any rights arising from a breach of any provision of this Agreement will constitute a waiver of rights in respect of any subsequent breach of the same or any other provision.

17. SEVERABILITY

17.1 In the event that any of the terms of this Agreement are found to be invalid, unlawful or unenforceable, such terms will be severable from the remaining terms, which will continue to be valid and enforceable.

18. COUNTERPARTS

18.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

19. GOVERNING LAW

19.1 The Parties agree that this Agreement will be governed and construed by the laws of the People's Republic of China.

20. LANGUAGE

20.1 The Parties hereto have required that this Agreement and related documents be drafted in the English language.

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have executed this Agreement as of the date first written above.

LICENSOR: **3Q1 Technologies Limited**

Per: ______________________

LICENSEE: **Dynasty Gaming Inc.**

Per: ______________________